UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 5, 2011

BNC Bancorp
(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1226 Eastchester Drive
High Point, North Carolina 27265
(Address of principal executive offices)

Registrant's telephone number, including area code:  (336) 869-9200

                              N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 5, 2011, R. Mark Graf resigned from the Board of Directors of BNC Bancorp (the “Company”) (BNCN). In connection with a private placement which was consummated on June 14, 2010, the Company entered into an Investment Agreement with Aquiline BNC Holdings LLC (“Aquiline”) dated June 14, 2010 (the “Investment Agreement”). Under the terms of Investment Agreement, Aquiline has the right to designate one person to serve on the Board of Directors of the Company and the Bank of North Carolina (the “Bank”), the Company’s wholly owned subsidiary as Aquiline’s board representative (the “Board Representative”). The Board Representative will, subject to applicable law, be the Company’s nominee to serve on the Board of Directors. The Company is required to use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company and the Company will solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Company’s Board of Directors.

Mr. Graf was appointed to the Board of Directors of the Company on June 15, 2010 pursuant to the terms of the Investment Agreement.

Disclosure about forward-looking statements

This Form 8-K contains forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in interest rate environment, management’s business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  Readers should also carefully review the risk factors described in other documents the Company filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNC BANCORP

Date: April 11, 2011

	By:	/s/ David B. Spencer
David B. Spencer, Executive Vice President and Chief Financial Officer